Exhibit 99.1

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Lyondell Gulf Coast Facilities Resume Operation Following Hurricane Rita

HOUSTON (October 4, 2005) -- Lyondell Chemical Company (NYSE: LYO) announced today that all of its Texas Gulf Coast ethylene, propylene oxide (PO) and refining facilities, as well as the majority of its derivative facilities, have safely resumed operations after having been shut down as a result of Hurricane Rita.

All of Lyondell's affected Gulf Coast ethylene plants had been restarted by last weekend. Ethylene operating rates across the company's system are at approximately 85 percent and are increasing.

All of the company's propylene oxide (PO) facilities are now operating, with the exception of one unit at Bayport, Texas, that has remained down for scheduled maintenance turnaround activity. Excluding the Bayport unit, operating rates across Lyondell's U.S. PO system are at approximately 85 percent and are expected to increase. Lyondell's North American PO production capacity represents 55 percent of its worldwide system capacity.

Lyondell's U.S. titanium dioxide (TiO2) facilities were unaffected by Hurricanes Katrina and Rita.

Lyondell-Citgo Refining (LCR) resumed operation last week and currently is operating at approximately 50 percent of capacity. It is expected to continue at similar rates for several weeks due to equipment problems encountered during start-up.

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ABOUT LYONDELL

Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a significant producer of gasoline blending components. The company has a 58.75 percent interest in Lyondell-Citgo Refining LP, a refiner of heavy, high-sulfur crude oil. As a result of Lyondell's November 30, 2004, acquisition of Millennium Chemicals Inc., Millennium and Equistar Chemicals, LP are wholly owned subsidiaries of Lyondell. Lyondell is a global company operating on five continents and employs approximately 10,000 people worldwide.

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SOURCE: Lyondell Chemical Company